                                                                    EXHIBIT 12.1

                               MEDIQ INCORPORATED
                STATEMENT OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                                    NINE MONTHS ENDED      PRO FORMA
                                      FISCAL YEAR ENDED SEPTEMBER 30,                   JUNE 30,          LTM PERIOD
                            ----------------------------------------------------   -------------------       ENDED
                              1994       1995       1996       1997       1998       1998       1999     JUNE 30, 1999
                            --------   --------   --------   --------   --------   --------   --------   -------------
Pretax income (loss) from
  continuing operations...  $(12,600)  $(3,658)   $(6,556)   $ 2,893    $(41,526)  $(33,508)  $(14,138)    $(20,695)
                            --------   -------    -------    -------    --------   --------   --------     --------
Fixed charges:
  Interest expense........    21,335    29,241     27,307     19,107      27,894     14,333     40,768       59,805
  Rent expense interest
    factor................     1,716     1,771      1,719      1,836       1,914      1,254      1,438        2,098
                            --------   -------    -------    -------    --------   --------   --------     --------
                              23,051    31,012     29,026     20,943      29,808     15,587     42,206       61,903
                            --------   -------    -------    -------    --------   --------   --------     --------
Earnings (losses) as
  adjusted................  $ 10,451   $27,354    $22,470    $23,836    $(11,718)  $(17,921)  $ 28,068     $ 41,208
                            ========   =======    =======    =======    ========   ========   ========     ========
Fixed charges per above...  $ 23,051   $31,012    $29,026    $20,943    $ 29,808   $ 15,587   $ 42,206     $ 61,903
                            ========   =======    =======    =======    ========   ========   ========     ========
Ratio of earnings to fixed
  charges.................    0.4534    0.8820     0.7741     1.1381     (0.3931)   (1.1497)    0.6650       0.6657
                            ========   =======    =======    =======    ========   ========   ========     ========
Fixed charges in excess of
  earnings (losses) (a)...  $ 12,600   $ 3,658    $ 6,556        N/A    $ 41,526     33,508   $ 14,138     $ 20,695
                            ========   =======    =======    =======    ========   ========   ========     ========

------------------------

(a) Fiscal 1996 includes a restructuring charge of $2.2 million. Fiscal 1998, nine months ended June 30, 1998 and the pro forma LTM Period include merger and acquisition charges of $35.0 million, $34.5 million and $.5 million, respectively. Fiscal 1998 and nine months ended June 30, 1998 also include a $6.0 million additional depreciation reserve charge. Fiscal 1998 and the pro forma LTM Period include a $3.4 million charge related to acquired receivables. Nine months ended June 30, 1999 and the pro forma LTM Period include a reduction in expense of $3.0 million regarding a cash settlement of disputed items related to an acquisition and a $2.0 million additional bad debt charge.